Exhibit 23(a)

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statements No. 333-111761 and 333-115022 on Form S-8 of Frederick County Bancorp, Inc., of our report, dated February 11, 2009, relating to our audits of the consolidated financial statements which appear in the Annual Report to Shareholders, which is incorporated in this Annual Report on Form 10-K of Frederick County Bancorp, Inc. for the year ended December 31, 2008.

/s/ Stegman & Company

Baltimore, Maryland

February 18, 2009